EXHIBIT 10.11b

December 18, 2009

Ronald A. Fromm
Chairman and CEO

Dear Ron:

Section 409A to the Internal Revenue Code (“IRC”) imposes significant limitations on amounts that are considered nonqualified deferred compensation (“NDC”).  Some payments under your Severance Agreement may be subject to these rules.  Therefore, in order to avoid potential negative tax implications to you, we must amend your Severance Agreement to ensure compliance with 409A.

In addition, the Internal Revenue Service (“IRS”) recently amended the rules governing the deductibility of compensation paid to top executives of a publicly traded company.  In general, IRC Section 162(m) provides that annual compensation in excess of $1 million is not deductible.  Performance based compensation, however, is not subject to the $1 million limitation.  To ensure payments made in connection with the bonus program are considered to be performance based compensation, we need to make revisions to your agreement.

Accordingly, in light of the 409A and 162(m) rules’ possible impact on your severance benefits, your Severance Agreement is amended as follows:

1.	Section 1.12 of your Severance Agreement is amended to read as follows:

1.12           “Termination Date” means the effective date as provided in this Agreement of the termination of Employee’s employment with the Company.  Employee will have a termination of employment only if he has a separation from service determined based on all of the facts and circumstances and in accordance with the rules and regulations issued by the Treasury Department under Code Section 409A.

2.	Section 4.1(b) of your Severance Agreement is amended to read as follows:

(b)           The Company shall pay, or cause to be paid, to Employee (i) in a lump sum six (6) months after the Termination Date an amount equal to 200% of the sum of (A) Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date, and (B) Employee’s targeted bonus for the current year, and (ii) Employee’s bonus for the year of termination prorated to the Termination Date, paid at the time such bonus would have been paid if Employee had remained employed to the date of payment and calculated based on achievement of the applicable performance criteria applicable to such bonus payment.

3.	Section 6 of your Severance Agreement is amended to read as follows:

Section 6.                      Employee Expenses After Change in Control

If Employee’s employment is terminated by the Company within twenty-four (24) months after a Change in Control and there is a dispute with respect to this Agreement, then all Employee’s costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) to contest any termination for Cause, (c) to contest any determinations by the Company concerning the amounts payable by or on behalf of the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company.  The Company shall make payment of such reimbursements from time to time, but in no event later than the last day of the calendar year following the calendar year in which such expenses are incurred, provided Employee timely submits reasonable documentation of such expenses.  In the event Employee is not the prevailing party in any such contest, Employee shall pay back any reimbursements made by the Company hereunder within 30 days of final disposition of such contest.

4.	Section 7 of your Severance Agreement is amended to read as follows:

Section 7.                      Release

Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Section 4 except under Section 4.1(a), 4.2(a) or 4.3 prior to execution by Employee of a release of the Company substantially in the form attached as Exhibit A, with such changes as may be made by the Company in its sole discretion in order to comply with and stay current with applicable laws and regulations.  Unless Employee executes such release and returns it to the Company within 45 days of his Termination Date, all benefits except under Sections 4.1(a), 4.2(a) or 4.3 shall be forfeited.

5.	Section 12.2(a) of your Severance Agreement is amended to read as follows:

(a)           Brown Shoe shall require any successor to all or substantially all of the business and/or assets of the Company (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise), prior to or upon such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  To the extent such transaction constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A and the rules and regulations thereunder, failure of Brown Shoe to obtain such agreement upon or prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee’s employment was terminated without Cause within twenty-four (24) months after a Change of Control.  For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date.

6.	A new Section 12.11 is added to your Severance Agreement as follows:

12.11           409A Interpretation.  With respect to those amounts payable hereunder which are subject to Code Section 409A, this Agreement shall be interpreted in a manner so as to be consistent with such provision and the rules and regulations promulgated thereunder.  The Company may modify the Agreement to the extent necessary to prevent a benefit or payment from being subject to a tax due to noncompliance with Code Section 409A.  Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Code Section 409A, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Code Section 409A.

Please indicate your agreement to the terms set forth above by signing a copy of this letter and returning it to me

Sincerely,

     /s/ Sarah Stephenson

Sarah Stephenson

Vice President Total Rewards

Agreed and accepted:

/s/ Ronald A.Fromm
Ronald a. Fromm

12/18/09
Date